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                                                                   Exhibit 20.1
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PSDI
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FOR IMMEDIATE RELEASE
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CONTACT:

Constance Mazelsky                       Paul D. Birch
Lois Paul & Partners                     EVP, Finance & Administration
(617) 238-5751                           Chief Financial Officer & Treasurer
mazelsky@lpp.com                         (617) 503-3550
                                         paul_birch@psdi.com


        PSDI APPOINTS DAVID SAMPLE AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

CAMBRIDGE, MASS. -- February 5, 1997 -- The board of directors of Project Software & Development, Inc. (NASDAQ:PSDI), a leading provider of maintenance management software, announced today that David M. Sample, 48, is joining the company as president and chief executive officer.

Sample joins PSDI after 11 years with Hyperion Software Corp. of Stamford, Conn. (NASDAQ:HYSW), which International Data Corp. recently ranked first worldwide in budgeting software revenue and third worldwide in client/server accounting software revenue. Sample most recently served as senior vice president of international operations and North American sales, helping to grow the business to $173 million in fiscal 1996. During 1995, Sample served as head of Hyperion's Pillar Software subsidiary. Previously, he headed Hyperion's UK business unit as senior vice president and general manager. Prior to Hyperion, Sample spent eight years with Ceridian Corporation (NYSE:CEN), a Bloomington, Minn. computer services company, in a variety of increasingly responsible sales and marketing positions.

"I stepped aside as CEO in August to facilitate this search and this is the type of executive I was seeking who can help PSDI accomplish its goals," said Bob Daniels, PSDI founder and chairman of the executive committee of the board. "The board is very pleased that David is joining us to help lead PSDI in the next phase of its growth in revenue and profitability."

Dean Goodermote, chairman of the board of PSDI, added, "We look forward to taking advantage of David's extensive background in client/server application software, strong international experience, and proven track record in helping Hyperion grow from $1 million in 1986 to nearly $200 million in 1996."

The board expects that Sample will begin in his new role in late February. It is expected




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that he will be elected to the board at that time.

PSDI develops, markets and supports applications software used by businesses, government agencies, and other organizations to assist them in maintaining high-value capital assets such as plants, facilities and production equipment. The Company's products are designed to enable customers to reduce downtime, control maintenance expenses, cut spare parts inventories and costs, improve purchasing efficiency, and more effectively deploy productive assets, personnel and other resources.

Based in Cambridge, Mass., PSDI markets its products through a direct sales force with sales offices throughout the United States, Canada, Argentina, Australia, UK, France, Germany, Hong Kong, Thailand, Sweden and the Netherlands, combined with a network of international sales agents.

The statements made in this release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks related to delays in product development and new product introductions, rapidly changing technology, an intensely competitive market, market acceptance of new products, foreign operations and general economic conditions. Each of these factors, and others, are discussed more fully in the Company's Form 10-K and the Company's other filings with the Securities and Exchange Commission.

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EDITOR'S NOTE: ALL PSDI NEWS RELEASES ARE AVAILABLE VIA THE PSDI HOME PAGE AT
HTTP://WWW.PSDI.COM. THE INTERNET PROVIDES AN EASY WAY TO FIND INFORMATION ABOUT ALL PSDI PRODUCTS AND SERVICES.





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